Exhibit 1.1
Execution Version
EL POLLO LOCO, INC.,

(a Delaware corporation)

$132,500,000
11 3/4% Senior Secured Notes due 2012

PURCHASE AGREEMENT

Dated:  May 14, 2009

EL POLLO LOCO, INC.

(a Delaware corporation)

$132,500,000
11 3/4% Senior Secured Notes due 2012

PURCHASE AGREEMENT

May 14, 2009

JEFFERIES & COMPANY, INC.
520 Madison Avenue
New York, New York 10022

Ladies and Gentlemen:

El Pollo Loco, Inc., a Delaware corporation (the “Company”) and EPL Intermediate, Inc., a Delaware corporation (the “Guarantor”), confirm their agreement with Jefferies & Company, Inc. (the “Initial Purchaser”), with respect to the issue and sale by the Company and the purchase by the Initial Purchaser of $132,500,000 aggregate principal amount of 11 3/4% Senior Secured Notes due 2012 (the “Securities”).  The Securities are to be issued pursuant to an indenture dated as of May 22, 2009 (the “Indenture”), among the Company, The Bank of New York Trust Company, N.A., as trustee (the “Trustee”), and the Guarantor.

The Securities will be offered and sold to the Initial Purchaser pursuant to an exemption from the registration requirements under the Securities Act of 1933, as amended (the “Act”). Upon original issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Act, the Securities shall bear the legends set forth in the final offering circular, dated the date hereof (the “Final Offering Circular”).  The Company has prepared a preliminary offering circular, dated May 13, 2009 (the “Preliminary Offering Circular”), (ii) a pricing term sheet attached hereto as Schedule I, which includes pricing terms and other information with respect to the Securities (the “Pricing Supplement”) and (iii) the Final Offering Circular relating to the offer and sale of the Securities (the “Offering”).  “Offering Circular” means, as of any date or time referred to in this Agreement, the most recent offering circular (whether the Time of Sale Document (as hereinafter defined) or the Final Offering Circular, and any amendment or supplement to either such document), including exhibits and schedules thereto. The Preliminary Offering Circular, the Pricing Supplement and any documents listed on Schedule II(a) hereto are collectively referred to herein as the “Time of Sale Document.”

Pursuant to the Indenture, the Guarantor and all future domestic restricted subsidiaries of the Company shall, jointly and severally, fully and unconditionally guarantee, on a senior secured basis, to each holder of the Securities and the Trustee, the payment and performance of the Company’s obligations under the Indenture and the Securities (each such guarantee being referred to herein as a “Guarantee”).  As used herein, the term “Securities” shall include the Guarantees, unless the context otherwise requires.

Concurrently with the issue and sale of the Securities, the Company will enter into a new senior secured revolving credit facility (the “Revolving Credit Facility”) pursuant to a revolving credit agreement with the Guarantor, Jefferies Finance LLC., as administrative agent and collateral agent, and the other parties therein.  The Revolving Credit Facility will provide for up to $12.5 million of revolving loans outstanding at any time.

As described in the Time of Sale Document, the Company and the Guarantor have agreed to secure the Securities by granting second-priority Liens (as defined in the Time of Sale Document and the Final Offering Circular) on certain assets of the Company and the Guarantor, as described in the Time of Sale Document and Final Offering Circular (the “Collateral”) granted to the collateral agent (the “Collateral Agent”) for the benefit of the holders of the Parity Lien Obligations (as defined in the Time of Sale Document and the Final Offering Circular) pursuant to (i) the pledge and security agreement to be dated as of the Closing Date (the “Security Agreement”), made by the Company and the Guarantor, in favor of the Collateral Agent, (ii) the several patent, copyright and trademark security agreements to be dated as of the Closing Date each among the Company, the Guarantor and the Collateral Agent (the “IP Security Agreements”) and (iii) all other grants or transfers for security executed and delivered by the Company or the Guarantor creating (or purporting to create) a Lien (as defined in the Time of Sale Document and the Final Offering Circular) upon the Collateral in favor of the Collateral Agent (together with the Security Agreement, the IP Security Agreements and the Intercreditor Agreement (as defined below), the “Collateral Documents”).  As of the Closing Date (as defined below), the Company and the Guarantor will enter into an intercreditor agreement (the “Intercreditor Agreement”) with the Priority Lien Collateral Agent, the Priority Lien Credit Agreement Agent (each as defined in the Time of Sale Document and Final Offering Circular), the Collateral Agent and the Trustee.

Holders of the Securities (including Subsequent Purchasers) will have the registration rights set forth in the registration rights agreement applicable to the Securities (the “Registration Rights Agreement”), to be dated the Closing Date.  Pursuant to the Registration Rights Agreement, the Company and the Guarantor will agree, among other things, to file with the Securities and Exchange Commission (the “SEC”) (a) a registration statement under the Act relating to senior secured notes (the “Exchange Securities”) which shall be identical to the Securities (except that the Exchange Securities shall have been registered pursuant to such registration statement and will not be subject to restrictions on transfer or contain additional interest provisions) to be offered in exchange for the Securities (such offer to exchange being referred to as the “Exchange Offer”), and/or (b) under certain circumstances, a shelf registration statement pursuant to Rule 415 under the Act (the “Shelf Registration Statement”) relating to the resale by certain holders of the Securities.  If the Company fails to satisfy its obligations under the Registration Rights Agreement, they will be required to pay additional interest to the holders of the Securities under certain circumstances.

The Securities are being offered and sold in connection with a repayment in full of the Company’s existing term loan and revolving credit facility (the “Existing Credit Facility”) and the repurchase of the Company’s outstanding 9¼% Senior Notes due 2009 (the “2009 Notes”) (collectively, the “Refinancing”).  The proceeds from the sale of the Securities will be used to fund the Refinancing, and pay related fees and expenses with any remaining net proceeds to be used for general corporate purposes.

This Agreement, the Indenture, the Collateral Documents, the Registration Rights Agreement, the Securities and the Exchange Securities are collectively referred to herein as the “Documents.”  The transactions contemplated by this Agreement, the Securities, the Revolving Credit Facility, the Indenture and the Collateral Documents, including the use of the net proceeds from the sale of the Securities to fund the Refinancing, are collectively referred to as the “Transactions.”

SECTION 1.           Representations and Warranties by the Company and the Guarantor.

(a)           Representations and Warranties.  The Company and the Guarantor represent and warrant, jointly and severally, to the Initial Purchaser as of the date hereof and as of the Closing Date, and agree with the Initial Purchaser, as follows:

(i)             Time of Sale Documents.  (A) The Time of Sale Document did not, as of the Pricing Time, contain any untrue statement of a material fact, or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and (B) the Final Offering Circular, as of its date and at the Closing Date, as then amended or supplemented by the Company, if applicable, does not and will not, contain any untrue statement of a material fact, or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this Section 1(a) do not apply to statements or omissions made in reliance upon and in conformity with information relating to the Initial Purchaser and furnished to the Company in writing by the Initial Purchaser expressly for use in the Preliminary Offering Circular or the Final Offering Circular or any amendment or supplement thereto.  No injunction or order has been issued that either (i) asserts that any of the transactions contemplated by the Documents are subject to the registration requirements of the Act or (ii) would prevent or suspend the issuance or sale of any of the Securities or the use of the Time of Sale Document, the Final Offering Circular or any amendment or supplement thereto, in any jurisdiction. No statement of material fact included in the Final Offering Circular has been omitted from the Time of Sale Document and no statement of material fact included in the Time of Sale Document that is required to be included in the Final Offering Circular has been omitted therefrom.  “Pricing Time” means 11:45 a.m. (New York City time) on the date of this Agreement.

(ii)            Free Writing Offering Document.  The Company has not made any offer to sell or solicitation of an offer to buy the Securities that would constitute a “free writing prospectus” (if the offering of the Securities was made pursuant to a registered offering under the Act), as defined in Rule 405 under the Act (a “Free Writing Offering Document”) without the prior consent of the Initial Purchaser; any such Free Writing Offering Document the use of which has been previously consented to by the Initial Purchaser is listed on Schedule II.

(iii)           Pricing Time.  The Time of Sale Document, when taken together with each Free Writing Offering Document listed in Schedule II(b) hereto, did not, as of the Pricing Time, contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; except that no representation or warranty is made as to statements or omissions in the Time of Sale Document (or Free Writing Offering Document listed in Schedule II(b) hereto) made in reliance upon and in conformity with written information furnished to the Company by the Initial Purchaser specifically for inclusion therein.

(iv)           Independent Accountants.  Deloitte & Touche LLP, which firm certified the financial statements and supporting schedules included in the Time of Sale Document and the Final Offering Circular, is an independent registered public accounting firm with respect to the Company and the Guarantor within the meaning of the Act and the applicable rules and regulations thereunder adopted by the SEC and the Public Company Accounting Oversight Board (United States).

(v)            Financial Statements.  The financial statements, together with the related schedules and notes, included in the Time of Sale Document and the Final Offering Circular present fairly the financial position of the Company and the Guarantor at the dates indicated and the statement of operations, stockholder’s equity and cash flows of the Guarantor for the periods specified; said financial statements have been prepared in conformity with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved.  The supporting schedules, if any, included in the Time of Sale Document and the Final Offering Circular present fairly in accordance with GAAP the information required to be stated therein.  The summary financial information included in the Time of Sale Document and the Final Offering Circular present fairly the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Time of Sale Document and the Final Offering Circular.

(vi)              Accounting Controls and Disclosure Controls.

(A)           The Company and the Guarantor maintain a system of internal accounting controls sufficient to provide reasonable assurances that (1) transactions are executed in accordance with management’s general or specific authorization; (2) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (3) access to assets is permitted only in accordance with management’s general or specific authorization; and (4) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(B)           Since the end of the Guarantor’s most recent audited fiscal year, there has been (1) to the Company’s or the Guarantor’s knowledge, no material weakness in the Company’s or the Guarantor’s internal control over financial reporting (whether or not remediated) and (2) no change in the Company’s or the Guarantor’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s or the Guarantor’s internal control over financial reporting.

(C)           The Company and the Guarantor employ disclosure controls and procedures that are designed to ensure that information required to be disclosed by the Guarantor in the reports that it files or submits under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms, and is accumulated and communicated to the Company’s and the Guarantor’s management, including its principal executive officer or officers and principal financial officer or officers, as appropriate, to allow timely decisions regarding disclosure.

(vii)              Payment of Taxes.  All United States federal income tax returns of or with respect to the Company and the Guarantor required by law to be filed have been filed and all taxes shown by such returns or otherwise assessed, which are due and payable, have been paid, except (1) assessments against which appeals have been or will be promptly taken and as to which adequate reserves have been provided and (2) insofar as the failure to file or pay would not result in a Material Adverse Effect (as defined below).  The Company and the Guarantor have filed or caused to be filed all other tax returns that are required to have been filed by or with respect to them pursuant to applicable foreign, state, local or other law, and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company or the Guarantor, except (1) for such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided or (2) insofar as the failure to file or pay would not result in a Material Adverse Effect.  The charges, accruals and reserves on the books of the Company and the Guarantor in respect of any income and corporation tax liability for any years not finally determined are adequate to meet any assessments or reassessments for additional income tax for any years not finally determined, except to the extent of any inadequacy that would not result in a Material Adverse Effect.

(viii)              Insurance.  The Company and the Guarantor carry or are entitled to the benefits of insurance, with financially sound and reputable insurers, in such amounts and covering such risks as is generally maintained by companies of established repute engaged in the same or similar business, and all such insurance is in full force and effect, except where such failure would not result in a Material Adverse Effect.  Neither the Company nor the Guarantor has reason to believe that it will not be able (1) to renew its existing insurance coverage as and when such policies expire or (2) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Effect.

(ix)              Statistical and Market-Related Data.  Any statistical and market-related data included in the Time of Sale Document and the Final Offering Circular are based on or derived from sources that the Company believes to be reasonable and reliable and have no reason to believe are inaccurate.

(x)              Foreign Corrupt Practices Act.  (A) Neither the Company nor the Guarantor or, to the knowledge of the Company or the Guarantor, any director, officer, agent, employee, affiliate or other person acting on behalf of the Company or the Guarantor, is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and (B) the Company and the Guarantor and, to the knowledge of the Company and the Guarantor, their respective affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and that are reasonably expected to continue to ensure, continued compliance therewith.

(xi)              Money Laundering Laws.  No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or the Guarantor with respect to the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency is pending or, to the best knowledge of the Company and the Guarantor, threatened.

(xii)              OFAC.  None of the Company nor, to the knowledge of the Company or the Guarantor, any director, officer, agent, employee, affiliate or person acting on behalf of the Company or the Guarantor is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company and the Guarantor will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(xiii)              No Material Adverse Change in Business.  Since the respective dates as of which information is given in the Time of Sale Document and the Final Offering Circular, except as otherwise stated therein, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Guarantor or its subsidiaries (if any) considered as one enterprise, whether or not arising in the ordinary course of business (a “Material Adverse Effect”), (B) there have been no transactions entered into by the Company or the Guarantor, other than those in the ordinary course of business, that are material with respect to the Company and the Guarantor, and (C) except as described in the Time of Sale Document and the Final Offering Circular, there has been no dividend or distribution of any kind declared, paid or made by the Company or the Guarantor on any class of its capital stock.

(xiv)              Good Standing of the Company.  Each of the Company and the Guarantor has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Time of Sale Document and the Final Offering Circular and is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

(xv)              Capitalization.  The authorized, issued and outstanding capital stock of the Company is as set forth in the Time of Sale Document and the Final Offering Circular in the column entitled “Actual” under the caption “Capitalization” (except for subsequent issuances, if any, pursuant to this Agreement, pursuant to reservations, agreements, employee benefit plans referred to in the Time of Sale Document and the Final Offering Circular or pursuant to the exercise of convertible securities or options referred to in the Time of Sale Document and the Final Offering Circular).  The shares of issued and outstanding capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding shares of capital stock of the Company was issued in violation of the preemptive or other similar rights of any securityholder of the Company.

(xvi)              Power and Authority.  Each of the Company and the Guarantor has full right, power and authority to execute and deliver the Documents to which it is a party and each of the Company and the Guarantor has the full right, power and authority to perform its respective obligations thereunder; and all corporate action required to be taken by the Company and the Guarantor for the due and proper authorization, execution and delivery of each of the Documents to which it is a party and the consummation of the transactions contemplated thereby has been duly and validly taken.

(xvii)             Authorization of Agreement.  This Agreement has been duly and validly authorized, executed and delivered by the Company and the Guarantor.

(xviii)            Authorization of the Indenture.  The Indenture has been duly and validly authorized by each of the Company and the Guarantor.  The Indenture, when executed and delivered by each of the Company and the Guarantor, will constitute a valid and binding agreement of each of the Company and the Guarantor, enforceable against each of the Company and the Guarantor in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers, preference or similar laws), reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(xix)              Authorization of the Registration Rights Agreement.  The Registration Rights Agreement has been duly and validly authorized by each of the Company and the Guarantor and, when duly executed and delivered by each of the Company and the Guarantor (assuming the due authorization, execution and delivery thereof by the Initial Purchaser and assuming the Registration Rights Agreement constitutes a valid and binding agreement of the Initial Purchaser), will constitute a valid and binding agreement of each of the Company and the Guarantor, enforceable against each of the Company and the Guarantor in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers, preference or similar laws), reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing and except that any right to indemnity or contribution thereunder may be limited by public policy considerations underlying any law, rule or regulation (including any federal or state securities law, rule or regulation).

(xx)           Authorization of the Securities.  The Securities, except for the Guarantees,  have been duly and validly authorized by the Company and, when the Securities, except for the Guarantees, are duly executed, authenticated, issued and delivered in the manner provided for in the Indenture and delivered against payment of the purchase price therefor as provided in this Agreement, will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers, preference or similar laws), reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.  On the Closing Date, the Securities, except for the Guarantees, will be in the form contemplated by, and entitled to the benefits of, the Indenture.

(xxi)          Authorization of the Guarantee.  The Guarantee has been duly and validly authorized by the Guarantor and, when the Guarantee is duly executed, and delivered in the manner provided for in the Indenture, will constitute a valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers, preference or similar laws), reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.  On the Closing, the Guarantee will be in the form contemplated by, and entitled to the benefits of the Indenture.

(xxii)         Authorization of Collateral Documents.  Each of the Collateral Documents have been duly and validly authorized by each of the Company and the Guarantor.  Each of the Collateral Documents, when executed and delivered by each of the Company and the Guarantor, will constitute a valid and binding agreement of each of the Company and the Guarantor, enforceable against each of the Company and the Guarantor in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers, preference or similar laws), reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(xxiii)        Perfection of Financing Statements.  Upon the filing of Uniform Commercial Code (“UCC”) financing statements in the filing offices identified in the schedules to the Security Agreement, the security interests in favor of the Collateral Agent, for the benefit of the holders of the Securities, in all Collateral that can be perfected by the filing of a financing statement under the UCC as in effect in any jurisdiction will constitute valid and perfected security interests in all such Collateral, securing the Obligations (as defined in the Time of Sale Document and the Final Offering Circular) of the Company and the Guarantor under the Indenture and the Securities, subject as to priority only to Priority Liens (as defined in the Time of Sale Document and the Final Offering Circular) and Permitted Prior Liens (as defined in the Time of Sale Document and the Final Offering Circular). To the extent that perfection or priority of the security interest therein is not subject to Article 9 of the UCC, upon recordation of the IP Security Agreements with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, the security interests granted to the Collateral Agent in all patents, trademarks and copyrights shall constitute valid, perfected security interests, subject, in the case of priority only, to Priority Liens (as defined in the Time of Sale Document and the Final Offering Circular) and Permitted Prior Liens (as defined in the Time of Sale Document and the Final Offering Circular).  As of the Closing Date, the filing of all necessary UCC financing statements in the proper filing offices, the filing of the IP Security Agreements in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, and other filings and actions contemplated by the Security Agreement and the IP Security Agreements, and all other filings and other actions necessary or desirable to perfect the security interest in the Collateral will have been duly made or taken and will be in full force and effect, in each case to the extent required by the Security Agreement.  As of the Closing Date, the Collateral Agent shall have possession of all Collateral for which the Security Agreement requires such possession as of the Closing Date.

(xxiv)              Description of the Securities, the Registration Rights Agreement, the Indenture and the Collateral Documents.  The Securities, the Registration Rights Agreement, the Indenture and the Collateral Documents conform in all material respects to the respective statements relating thereto contained in the Time of Sale Document and the Final Offering Circular.

(xxv)               Absence of Defaults and Conflicts.  Neither the Company nor the Guarantor is in violation of its charter or by-laws or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which it is a party or by which it may be bound, or to which any of its properties or assets are subject (collectively, “Agreements and Instruments”), except for such violations or defaults that would not result in a Material Adverse Effect.  The execution and delivery by the Company and the Guarantor of, and the performance by the Company and the Guarantor of their respective obligations under, the Documents (including the use of the proceeds from the sale of the Securities as described in the Time of Sale Document and the Final Offering Circular under the caption “Use of Proceeds”) will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or the Guarantor pursuant to, the Agreements and Instruments except for such conflicts, breaches or defaults or Repayment Events or liens, charges or encumbrances that, singly or in the aggregate, would not result in a Material Adverse Effect, nor will such action result in any violation of (x) the provisions of the charter or by-laws of the Company or the Guarantor or (y) any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or the Guarantor or any of their respective assets, properties or operations, except for, in the case of clause (y) above, such violations that would not result in a Material Adverse Effect.  As used herein, a “Repayment Event” means any event or condition that gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or the Guarantor.

(xxvi)              Absence of Labor Dispute.  Except as described in the Time of Sale Document and the Final Offering Circular, no labor dispute with the employees of the Company exists or, to the knowledge of the Company, is imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its principal suppliers, manufacturers, customers or contractors, that, in either case, would result in a Material Adverse Effect.

(xxvii)             Absence of Proceedings.  Except as described in the Time of Sale Document and the Final Offering Circular, there is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company or the Guarantor, threatened, against or affecting the Company, that might reasonably be expected to result in a Material Adverse Effect.

(xxviii)            Absence of Manipulation.  The Company and the Guarantor and, to the best of the Company’s and the Guarantor’s knowledge, any of their respective directors, officers or affiliates have not taken or will not take, directly or indirectly, any action designed to, or that could be reasonably expected to, cause or result in stabilization or manipulation of the price of the Securities in violation of Regulation M under the Exchange Act.

(xxix)              Possession of Intellectual Property.  (A) The Company owns all right, title and interest in the "El Pollo Loco" mark in the United States for use in connection with the goods and services for which such mark is currently used by the Company and the Company owns all right, title, and interest in its registrations for such mark elsewhere in the world (except for Mexico) and, to the Company's knowledge, no other person or entity has any ownership interest in such mark in connection with such goods and services anywhere in the world (except for Mexico), and (B) except as described in the Time of Sale Document and the Final Offering Circular, (i) each of the Company and the Guarantor owns or possesses, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names, logotypes and other indicia of origin, or other intellectual property necessary to carry on the business now operated by it (collectively, the "Intellectual Property") including, to the extent that the Company is licensing its Intellectual Property to third parties, the right to do so and to collect royalties therefrom, and including, with respect to Intellectual Property owned by the Company, the right to enforce its rights therein and (ii) each of the Company and the Guarantor has not received any written notice or is otherwise aware of: (x) any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances that would render any Intellectual Property invalid or inadequate to protect the interest of the Company therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would result in a Material Adverse Effect, or (y) any third party infringement, misappropriation, or other violation of the Intellectual Property which, singly or in the aggregate, would result in a Material Adverse Absence of Further Requirements.  Except for the filing of the UCC financing statements, and any other filing or recording necessary to perfect the interest in the Collateral pursuant to the Collateral Documents, no filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by the Company or the Guarantor of their respective obligations under the Documents or the consummation of the transactions contemplated by the Documents or, on the Closing Date, will be necessary or required for the execution and delivery, by the Company and the Guarantor of the Indenture or the performance by the Company and the Guarantor of their respective obligations under the Indenture, except such as may be required by state securities or Blue Sky laws in connection with the offer and sale of the Securities and except for those which will have been obtained or made on or before the Closing Date.

(xxx)              Possession of Licenses and Permits.  Each of the Company and the Guarantor possesses such permits, licenses, registrations (other than franchise registrations, which are covered by (xxxiii) below) and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by it, except where the failure so to possess would not, singly or in the aggregate, result in a Material Adverse Effect; each of the Company and the Guarantor is in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, result in a Material Adverse Effect; all such Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental License to be in full force and effect would not, singly or in the aggregate, result in a Material Adverse Effect; and neither the Company nor the Guarantor has received any written notice of proceedings relating to the revocation or modification of any such Governmental Licenses that, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

(xxxi)              Title to Property.  Each of the Company and the Guarantor, as applicable, has good and marketable fee simple title to all real property owned by the Company or the Guarantor, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (a) are described in the Time of Sale Document and the Final Offering Circular or (b) do not, singly or in the aggregate, materially affect the value of such property and do not interfere with the use and operation made and proposed to be made of such property by the Company or the Guarantor or would not, singly or in the aggregate, have a Material Adverse Effect; and all of the leases and subleases, singly or in the aggregate, material to the business of the Company and the Guarantor and under which the Company or the Guarantor hold properties described in the Time of Sale Document and the Final Offering Circular, to the knowledge of the Company and the Guarantor, are in full force and effect, and the Company has not received any written notice of, nor does the Company have any knowledge of (a) any default that remains uncured under the leases on the date hereof or (b) any claim that has been asserted by anyone adverse to the rights of the Company or the Guarantor under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or the Guarantor thereof to the continued possession of the leased or subleased premises under any such lease or sublease, except for such claims that would not result in a Material Adverse Effect.

(xxxii)            Environmental Laws.  Except for such matters as would not, singly or in the aggregate, result in a Material Adverse Effect: (a) the Company and the Guarantor are and have been since January 1, 2000 in compliance with all applicable Environmental Laws; (b) the Company and the Guarantor have obtained and are in compliance with all permits, license, registrations and authorizations required under any applicable Environmental Laws; (c) there are no pending or, to the Company’s or the Guarantor’s knowledge, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating to any Environmental Law against the Company or the Guarantor; (d) the Company has not entered into and is not subject to any decree, order, compliance schedule, corrective action or judgment of any governmental authority or agency relating to Hazardous Materials or applicable Environmental Laws; (e) since January 1, 2000 and, to the Company’s or the Guarantor’s knowledge, prior thereto, there has been no Release of Hazardous Materials at, on, under or from any property owned, leased or operated by the Company or the Guarantor, and no investigation, response or corrective action is being conducted or planned by the Company or the Guarantor with respect to any such property pursuant to any Environmental Law or, to the knowledge of the Company or the Guarantor, with respect to any property formerly owned, leased or operated by the Company or the Guarantor.

For purposes of this subsection, the term “Environmental Laws” means: all Federal, State, local laws (including the common law) and regulations relating to pollution or protection of human health or the environment, including without limitation, those relating to Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of, or exposure to, Hazardous Materials, and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.  The term “Hazardous Materials” means: all substances defined as “hazardous substances,” “oils,” or “pollutants or contaminants” in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R., Section 300.5, or any other substances, chemicals, materials, wastes, compounds or constituents regulated under any Environmental Law; the term “Release” means: any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leeching or migration into the environment.

(xxxiii)           Franchise Law.  The Company has made all the necessary filings and obtained all authorizations with such governmental entities necessary to carry on the business of a franchisor offering and selling franchises, except where the failure to obtain such filings and authorizations would not reasonably be expected to have a Material Adverse Effect.  Except for those matters that would not reasonably be expected to have a Material Adverse Effect and except for the suspension, if any, of franchise registrations for limited time periods specified in certain states in connection with a proposed acquisition, all franchise registrations remain in full force and effect and are not the subject of any existing or, to the knowledge of the Company, threatened proceeding that might, in whole or in part, result in the termination, revocation, modification, suspension, conditioning or dissolution of any such franchise registration and/or any other circumstance that may impede or preclude the Company’s ability routinely to renew or amend (as the case may be) any such franchise registration and/or enter into franchise agreements in any jurisdictions in any material respect.  The Company is in compliance with the applicable requirements of the FTC Trade Regulation Rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures” (the “FTC Rule”), and is in compliance with the applicable requirements of franchise registration law pertaining to the offer and sale of franchises, except for any non-compliance that would not reasonably be expected to have a Material Adverse Effect.  Each uniform franchise offering circular of the Company or the Guarantor (each, an “UFOC”) is in material compliance, as of the effective date of such UFOC, with the applicable disclosure provisions of the FTC Rule and the franchise disclosure laws of those states with which the Company has obtained registration or exemption of franchise offers and sales, except for any non-compliance that would not reasonably be expected to have a Material Adverse Effect.  Except for any non-compliance that would not reasonably be expected to have a Material Adverse Effect, no UFOC contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  To the Company’s knowledge, the Company is not subject to a notice of violation of the FTC Rule or any franchise registration law or any cease and desist order issued by the Federal Trade Commission regarding the Company or the Guarantor’s franchising activities.

(xxxiv)           Investment Company Act.  Neither the Company nor the Guarantor is or, upon the issuance and sale of the offered Securities as herein contemplated and the application of the net proceeds therefrom as described in the Time of Sale Document and the Final Offering Circular, will be an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the rules and regulations of the SEC thereunder.

(xxxv)            Existing Credit Facility and 2009 Notes.  As of the Closing Date, the Existing Credit Facility shall have been terminated and the Company and the Guarantor shall have been released from their respective obligations thereunder.  As of the Closing Date, the indenture governing the 2009 Notes shall have been discharged, the Company shall have issued a notice of redemption with respect  thereto, the liens securing the obligations thereunder shall have been released and the Company and the Guarantor shall have been released from their respective obligations thereunder to the extent set forth in Article 12 of the indenture governing the 2009 Notes.

(xxxvi)           Similar Offerings.  None of the Company, the Guarantor or any of their respective affiliates, as such term is defined in Rule 501(b) under the Act (each, an “Affiliate”), has, directly or indirectly, solicited any offer to buy, sold or offered to sell or otherwise negotiated in respect of, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Securities in a manner that would require the offered Securities to be registered under the Act.

(xxxvii)          Rule 144A Eligibility.  The Securities are eligible for resale pursuant to Rule 144A and will not be, at the Closing Date, of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act, or quoted in a U.S. automated interdealer quotation system.

(xxxviii)         No General Solicitation.  None of the Company, the Guarantor, any of their respective affiliates or any other person acting on behalf of any of them (except no representation or warranty is made with respect to the Initial Purchaser) has engaged, in connection with the offering of the Securities, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Act.

(xxxix)            No Registration Required.  Subject to compliance by the Initial Purchaser with the representations and warranties set forth in Section 2 and the procedures set forth in Section 6 hereof, it is not necessary in connection with the offer, sale and delivery of the offered Securities to the Initial Purchaser and to each Subsequent Purchaser (as defined herein) in the manner contemplated by this Agreement and the Time of Sale Document and the Final Offering Circular to register the Securities under the Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended (the “1939 Act”).

(xl)                No Directed Selling Efforts.  With respect to those offered Securities sold in reliance on Regulation S, (A) none of the Company, the Guarantor, any of their respective affiliates or any other person acting on its or their behalf (except no representation or warranty is made with respect to the Initial Purchaser) has engaged in any directed selling efforts within the meaning of Regulation S and (B) each of the Company, the Guarantor, any of their respective affiliates and any other person acting on their behalf (except no representation or warranty is made with respect to the Initial Purchaser) has complied with the offering restrictions requirement of Regulation S.

(b)           Officer’s Certificates.  Any certificate signed by any officer of the Company or the Guarantor delivered to the Initial Purchaser or to counsel for the Initial Purchaser shall be deemed a representation and warranty by the Company or the Guarantor, as the case may be, to the Initial Purchaser as to the matters covered thereby.

SECTION 2.                Sale and Delivery to Initial Purchaser; Closing.  On the basis of the representations, warranties, agreements and covenants herein contained and subject to the terms and conditions herein set forth, the Company agrees to issue and sell to the Initial Purchaser, and the Initial Purchaser agrees to purchase from the Company, the Securities at a purchase price of 93.249% of the aggregate principal amount thereof.  Delivery to the Initial Purchaser of and payment for the Securities shall be made at a Closing (the “Closing”) to be held at 10:00 a.m., New York time, on May 22, 2009 (the “Closing Date”) at the New York offices of Latham & Watkins LLP.

The Company shall deliver to the Initial Purchaser one or more certificates representing the Securities, except for the Guarantees, in definitive form, registered in such names and denominations as the Initial Purchaser may request, against payment by the Initial Purchaser of the purchase price therefor by immediately available Federal funds bank wire transfer to such bank account or accounts as the Company shall designate to the Initial Purchaser at least two business days prior to the Closing.  The certificates representing the Securities, except for the Guarantees, in definitive form shall be made available to the Initial Purchaser for inspection at the New York offices of Latham & Watkins LLP (or such other place as shall be reasonably acceptable to the Initial Purchaser) not later than 10:00 a.m. one business day immediately preceding the Closing Date.  Securities to be represented by one or more definitive global securities in book-entry form will be deposited on the Closing Date, by or on behalf of the Company, with The Depository Trust Company (“DTC”) or its designated custodian, and registered in the name of Cede & Co.

SECTION 3.                Covenants of the Company.  Each of the Company and the Guarantor, jointly and severally, agrees with the Initial Purchaser:

(a)           Final Offering Circular.  The Company, as promptly as possible, will furnish to the Initial Purchaser, without charge, such number of copies of the Time of Sale Document and the Final Offering Circular and any amendments and supplements thereto as the Initial Purchaser may reasonably request.

(b)           Notice and Effect of Material Events.  The Company will immediately notify the Initial Purchaser, and confirm such notice in writing, of (x) any filing made by the Company or the Guarantor of information relating to the offering of the Securities with any securities exchange or any other regulatory body in the United States or any other jurisdiction, and (y) prior to the completion of the placement of the offered Securities by the Initial Purchaser as evidenced by a notice in writing from the Initial Purchaser to the Company, any material changes in or affecting the condition, financial or otherwise, or the earnings, business affairs or business prospects of the Company or the Guarantor which (i) make any statement in the Time of Sale Document and the Final Offering Circular false or misleading or (ii) are not disclosed in the Time of Sale Document and the Final Offering Circular.  In such event or if during such time any event shall occur as a result of which it is necessary, in the reasonable opinion of the Company, its counsel, the Initial Purchaser or counsel for the Initial Purchaser, to amend or supplement the Time of Sale Document or the Final Offering Circular in order that the Time of Sale Document and the Final Offering Circular not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Company will forthwith amend or supplement the Time of Sale Document and the Final Offering Circular by preparing and furnishing to each Initial Purchaser an amendment or amendments of, or a supplement or supplements to, the Time of Sale Document or the Final Offering Circular (in form and substance satisfactory in the reasonable opinion of counsel for the Initial Purchaser) so that, as so amended or supplemented, the Time of Sale Document or the Final Offering Circular will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the time it is delivered to a Subsequent Purchaser, not misleading.

(c)           Amendment to Time of Sale Document and the Final Offering Circular.  The Company will advise the Initial Purchaser promptly of any proposal to amend or supplement the Time of Sale Document and the Final Offering Circular and will not effect such amendment or supplement without the consent of the Initial Purchaser, which consent shall not be unreasonably withheld or delayed.  Neither the consent of the Initial Purchaser nor the Initial Purchaser’s delivery of any such amendment or supplement, shall constitute a waiver of any of the conditions set forth in Section 5 hereof.

(d)           Free Writing Offering Document.  Neither the Company nor the Guarantor will make any offer to sell or solicitation of an offer to buy the Securities that would constitute a Free Writing Offering Document without the prior consent of the Initial Purchaser, which consent shall not be unreasonably withheld or delayed.  If at any time following issuance of a Free Writing Offering Document any event occurred or occurs as a result of which such Free Writing Offering Document conflicts with the information in the Time of Sale Document or the Final Offering Circular or, when taken together with the information in the Time of Sale Document or the Final Offering Circular, includes an untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, as promptly as practicable after becoming aware thereof, the Company will give notice thereof to the Initial Purchaser and, if requested by the Initial Purchaser, will prepare and furnish without charge to each Initial Purchaser a Free Writing Offering Document or other document which will correct such conflict, statement or omission.

(e)           Qualification of Securities for Offer and Sale.  The Company and the Guarantor will use their reasonable best efforts, in cooperation with the Initial Purchaser, to qualify the offered Securities for offering and sale under the applicable securities laws of such states and other jurisdictions as the Initial Purchaser may designate and to maintain such qualifications in effect as long as required for the sale of the Securities; provided, however, that neither the Company nor the Guarantor shall be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which they are not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

(f)           Rating of Securities.  The Company shall take all reasonable action necessary to enable Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”), and Moody’s Investors Service Inc. (“Moody’s”) to provide their respective credit ratings of the Securities.

(g)          DTC.  The Company will cooperate with the Initial Purchaser and use its best efforts to permit the offered Securities to be eligible for clearance and settlement through the facilities of DTC.

(h)          Use of Proceeds.  The Company will use the net proceeds received by it from the sale of the Securities in the manner specified in the Time of Sale Document and the Final Offering Circular under “Use of Proceeds.”

(i)           Restriction on Sale of Securities.  During a period of 90 days from the date of the Final Offering Circular, the Company will not, without the prior written consent of the Initial Purchaser, directly or indirectly, issue, sell, offer or agree to sell, grant any option for the sale of, or otherwise dispose of, any other debt securities of the Company or securities of the Company that are convertible into, or exchangeable for, the offered Securities or such other debt securities.

(j)           PORTAL Designation.  The Company will use its best efforts to effect the inclusion of the Securities in Private Offerings, Resales and Trading through Automated Linkages Market (the “PORTAL”).

(k)           Reporting Requirements.  Until the offering of the Securities is complete, the Company and the Guarantor will each file all documents required to be filed by it with the SEC pursuant to the Exchange Act within the time periods required by the Exchange Act and the related rules and regulations.

(l)           No Advisory or Fiduciary Relationship.  The Company and the Guarantor acknowledge and agree that (i) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the public offering price of the Securities and any related discounts and commissions is an arm’s-length commercial transaction between the Company and the Guarantor, on the one hand, and the Initial Purchaser, on the other hand, (ii) in connection with the offering contemplated hereby and the process leading to such transaction the Initial Purchaser is and has been acting solely as a principal and is not the agent or fiduciary of the Company, the Guarantor or any of their respective stockholders, creditors, employees or any other party, (iii) the Initial Purchaser has not assumed or will not assume an advisory or fiduciary responsibility in favor of the Company or the Guarantor with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether the Initial Purchaser has advised or is currently advising the Company or the Guarantor on other matters) and the Initial Purchaser has no obligation to the Company or the Guarantor with respect to the offering contemplated hereby except the obligations expressly set forth in this Agreement, (iv) the Initial Purchaser and its affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and the Guarantor, and the Initial Purchaser has not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and the Company and the Guarantor have consulted their own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate.

SECTION 4.                Payment of Expenses.

(a)           Expenses.  The Company will pay all expenses incident to the performance of the obligations of the Company and the Guarantor under this Agreement, including (i) the preparation, printing, delivery to the Initial Purchaser and any filing of the Time of Sale Document and the Final Offering Circular and of each amendment or supplement thereto, (ii) the preparation, printing and delivery to the Initial Purchaser of this Agreement, the Indenture, the Registration Rights Agreement, the Collateral Documents and such other documents as may be reasonably required in connection with the offering, purchase, sale, issuance or delivery of the Securities, (iii) the preparation, issuance and delivery of the certificates for the Securities to the Initial Purchaser, including any transfer taxes, any stamp or other duties payable upon the sale, issuance and delivery of the Securities to the Initial Purchaser and any charges of DTC in connection therewith, (iv) the fees and disbursements of the Company’s counsel, accountants and other advisors, (v) the qualification of the Securities under securities laws in accordance with the provisions of Section 3(e) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Initial Purchaser in connection therewith and in connection with the preparation of the Blue Sky Survey, any supplement thereto, (vi) the fees and expenses of the Trustee and the Collateral Agent, including the fees and disbursements of counsel for the Trustee and the Collateral Agent in connection with the Indenture, the Collateral Documents and the Securities, (vii) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the Securities including, without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations, travel and lodging expenses of the representatives and officers of the Company and any such consultants, and the cost of aircraft and other transportation chartered in connection with the road show, (viii) any fees payable in connection with the rating of the Securities, (ix) any fees and expenses payable in connection with the initial and continued designation of the Securities on PORTAL; and (x) the reasonable out-of-pocket expenses of the Initial Purchaser (including the fees and disbursements of Latham & Watkins LLP, counsel to the Initial Purchaser as follows: (A) all fee and disbursements in connection with the Revolving Credit Facility (which are estimated at $250,000) and (B) fees and disbursements up to a maximum of $250,000 in connection with the offering of the Notes; provided, that, solely with respect to the offering of the Notes, if the total fees of Latham & Watkins LLP related solely to the offering of the Notes are less than $750,000, the difference, if any, will be shared pro rata with the Company).  It is understood, however, that except as provided in this Section 4 and Sections 7 and 8, the Initial Purchaser will pay all of the fees and expenses of Latham & Watkins LLP, counsel to the Initial Purchaser.

(b)           Termination of Agreement.  If this Agreement is terminated by the Initial Purchaser in accordance with the provisions of Section 5 or Section 10(a)(i) hereof, the Company shall also reimburse the Initial Purchaser for the reasonable fees and disbursements of counsel for the Initial Purchaser.

SECTION 5.                 Conditions of Initial Purchaser’s Obligations.  The obligations of the Initial Purchaser hereunder are subject to the accuracy of the representations and warranties of the Company and the Guarantor contained in Section 1 hereof or in certificates of any officer of the Company or the Guarantor delivered pursuant to the provisions hereof, to the performance by the Company and the Guarantor of their respective covenants and other obligations hereunder, and to the following further conditions:

(a)           Opinion of Counsel for the Company.  The Initial Purchaser shall have received (1) the favorable opinions and letter, dated the Closing Date, of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Company, in the form and substance reasonably  satisfactory to the Initial Purchaser and (2) the favorable opinion, dated the Closing Date, of Jerry Lovejoy, general counsel of the Company, in the form and substance reasonably satisfactory to the Initial Purchaser.

(b)           Opinion of Counsel for Initial Purchaser.  The Initial Purchaser shall have received the favorable opinion and letter, dated the Closing Date, in form and substance satisfactory to the Initial Purchaser, of Latham & Watkins LLP, counsel for the Initial Purchaser.

(c)           Officers’ Certificate.  The Company shall have furnished to the Initial Purchaser a certificate, dated the Closing Date, of its Chief Executive Officer, its President or its Chief Financial Officer stating that as of the Closing Date, the representations and warranties of the Company and the Guarantor in this Agreement are true and correct in all material respects (including without limitation Section 1(a)); provided, that the representations and warranties are qualified as to materiality or Material Adverse Effect shall be true and correct, the Company and the Guarantor have complied with all agreements and satisfied all conditions on their part to be performed or satisfied hereunder on or prior to the Closing Date, and subsequent to the date of the most recent financial statements contained in the Time of Sale Document and the Final Offering Circular, there has been no event that would reasonably be expected to have a material adverse change in the condition (financial or otherwise), results of operations, business or business prospects of the Guarantor and its subsidiaries, taken as a whole, except as set forth in the Time of Sale Document and the Final Offering Circular.

(d)           Accountants’ Comfort Letter.  The Initial Purchaser shall have received from Deloitte & Touche LLP, independent auditors, with respect to the Guarantor and its consolidated subsidiaries, (A) a customary comfort letter, dated the date hereof, in form and substance reasonably satisfactory to the Initial Purchaser and its counsel, with respect to the financial statements and certain financial information contained in the Time of Sale Document, and (B) a customary comfort letter, dated the Closing Date, in form and substance reasonably satisfactory to the Initial Purchaser and its counsel, to the effect that Deloitte & Touche LLP reaffirms the statements made in its letter furnished pursuant to clause (A) with respect to the financial statements and certain financial information contained in the Time of Sale Document and the Final Offering Circular.

(e)           Receipt of Rating.  At Closing, the Securities shall be rated by Moody’s and by S&P.

(f)           PORTAL.  At Closing, the Securities shall have been designated for trading on The PORTAL Market.

(g)           The Transactions.  The Transactions shall be consummated in a manner consistent in all material respects with the description thereof in the Time of Sale Document and the Final Offering Circular and substantially concurrent with the purchase of the Securities by the Initial Purchaser.

(h)           Existing Credit Facility and 2009 Notes.  Substantially concurrently with the issue and sale of the Securities, the Existing Credit Facility shall have been terminated and the Company and the Guarantor shall have been released from their respective obligations thereunder and the indenture governing the 2009 Notes shall have been discharged, the Company shall have issued a notice of redemption with respect  thereto, the liens securing the obligations thereunder shall have been released and the Company and the Guarantor shall have been released from their respective obligations thereunder to the extent set forth in Article 12 of the indenture governing the 2009 Notes.

(i)           Revolving Credit Facility.  Substantially concurrently with the issue and sale of the Securities, the Company and the Guarantor shall have entered into the Revolving Credit Facility and the Initial Purchaser shall have received documents and agreements entered into and received thereunder in form and substance reasonably satisfactory to the Initial Purchaser.

(j)           Collateral.  The Collateral Agent shall have received on the Closing Date (i) appropriately completed copies of UCC financing statements naming each of the Company and the Guarantor as a debtor and the Collateral Agent as the secured party, or other similar instruments or documents to be filed under the UCC of all jurisdictions as may be necessary or, in the reasonable opinion of the Collateral Agent and its counsel, desirable to perfect the security interests of the Collateral Agent pursuant to the Security Agreement, (ii) appropriately completed copies of Uniform Commercial Code Form UCC-3 termination statements, if any, necessary to release all Liens (as defined in the Time of Sale Document and the Final Offering Circular) (other than Permitted Liens (as defined in the Time of Sale Document and the Final Offering Circular)) of any Person in any collateral described in any Security Agreement previously granted by any Person, (iii) certified copies of Uniform Commercial Code Requests for Information or Copies (Form UCC-11), or a similar search report certified by a party acceptable to the Collateral Agent, dated a date reasonably near to the Closing Date, listing all effective financing statements which name the Company or the Guarantor (under its present name and any previous names) as the debtor, together with copies of such financing statements (none of which shall cover any collateral described in any Collateral Document, other than such financing statements that evidence Permitted Liens (as defined in the Time of Sale Document and the Final Offering Circular), (iv) such other approvals, opinions, or documents as the Collateral Agent may reasonably request in form and substance reasonably satisfactory to the Collateral Agent, and the Initial Purchaser shall have received a copy of such documents (v) the Collateral Agent and its counsel shall be satisfied that (i) the Lien (as defined in the Time of Sale Document and the Final Offering Circular) granted in favor of the Collateral Agent, for the benefit of the holders of the Securities (as defined in the Time of Sale Document and the Final Offering Circular) in the Collateral is of the priority described in the Time of Sale Document and the Final Offering Circular; and (ii) no Lien (as defined in the Time of Sale Document and the Final Offering Circular) exists on any of the Collateral other than the Lien created in favor of the Collateral Agent, for the benefit of the holders of the Securities (as defined in the Time of Sale Document and the Final Offering Circular), pursuant to a Collateral Document, in each case subject to the Permitted Liens (as defined in the Time of Sale Document and the Final Offering Circular).

(k)           Additional Documents.  Counsel for the Initial Purchaser shall have been furnished with duly executed copies of (i) the Indenture, the Registration Rights Agreement and the Collateral Documents, each in form and substance reasonably satisfactory to the Initial Purchaser and (ii) such additional documents and opinions as they may require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained.

(l)           CFO Certificate.  The Initial Purchaser shall have received on and as of the date hereof a certificate of the chief financial officer of the Company substantially in the form of Exhibit A hereto.

(m)           Termination of Agreement.  If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Initial Purchaser by notice to the Company at any time at or prior to Closing, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 1, 7, 8 and 9 shall survive any such termination and remain in full force and effect.

SECTION 6.         Subsequent Offers and Resales of the Securities.

(a)           Offer and Sale Procedures.  The Initial Purchaser and the Company hereby establish and agree to observe the following procedures in connection with the offer and sale of the Securities:

(i)              Offers and Sales.  Offers and sales of the Securities shall be made to such persons (the “Subsequent Purchasers”) and in such manner as is contemplated by the Time of Sale Document and the Final Offering Circular.  The Initial Purchaser agrees that it will not offer, sell or deliver any of the Securities in any jurisdiction outside the United States except under circumstances that will result in compliance with the applicable laws thereof, and that it will take at its own expense whatever action is required to permit its purchase and resale of the Securities in such jurisdictions.

(ii)              No General Solicitation.  No general solicitation or general advertising (within the meaning of Rule 502(c) under the Act) will be used in the United States in connection with the offering or sale of the Securities.

(iii)            Purchases by Non-Bank Fiduciaries.  In the case of a non-bank Subsequent Purchaser of a Security acting as a fiduciary for one or more third parties, each third party shall, in the judgment of the Initial Purchaser, be an Institutional Accredited Investor or a “qualified institutional buyer” within the meaning of Rule 144A under the Act (a “Qualified Institutional Buyer”) or a non-U.S. person outside the United States.

(iv)            Subsequent Purchaser Notification.  The Initial Purchaser will take reasonable steps to inform, and cause each of its U.S. Affiliates to take reasonable steps to inform, persons acquiring Securities from the Initial Purchaser or affiliate, as the case may be, in the United States that the Securities (A) have not been and will not be registered under the Act, (B) are being sold to them without registration under the Act in reliance on Rule 144A or in accordance with another exemption from registration under the Act, as the case may be, and (C) may not be offered, sold or otherwise transferred except (1) to the Company, (2) outside the United States in accordance with Regulation S, or (3) inside the United States in accordance with (x) Rule 144A to a person whom the seller reasonably believes is a Qualified Institutional Buyer that is purchasing such Securities for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the offer, sale or transfer is being made in reliance on Rule 144A or (y) pursuant to another available exemption from registration under the Act.

(v)             Minimum Principal Amount.  No sale of the Securities to any one Subsequent Purchaser will be for less than U.S. $2,000 principal amount and no Security will be issued in a smaller principal amount.  If the Subsequent Purchaser is a non-bank fiduciary acting on behalf of others, each person for whom it is acting must purchase at least U.S. $2,000 principal amount of the Securities.

(b)           Covenants of the Company and the Guarantor.  The Company and the Guarantor covenant with the Initial Purchaser as follows:

(i)              Integration.  The Company and the Guarantor agree that they will not and will cause their Affiliates not to, directly or indirectly, solicit any offer to buy, sell or make any offer or sale of, or otherwise negotiate in respect of, securities of the Company of any class if, as a result of the doctrine of “integration” referred to in Rule 502 under the Act, such offer or sale would render invalid (for the purpose of (i) the sale of the offered Securities by the Company and the Guarantor to the Initial Purchaser, (ii) the resale of the offered Securities by the Initial Purchaser to Subsequent Purchasers or (iii) the resale of the offered Securities by such Subsequent Purchasers to others) the exemption from the registration requirements of the Act provided by Section 4(2) thereof or by Rule 144A or by Regulation S thereunder or otherwise.

(ii)             Rule 144A Information.  The Company agrees that, in order to render the offered Securities eligible for resale pursuant to Rule 144A under the Act, while any of the offered Securities remain outstanding, the Company will make available, upon request, to any holder of offered Securities or prospective purchasers of Securities the information specified in Rule 144A(d)(4), unless the Company furnishes information to the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(iii)            Restriction on Repurchases.  Until the expiration of two years after the original issuance of the offered Securities, the Company and the Guarantor will not, and will cause their Affiliates not to, resell any offered Securities which are “restricted securities” (as such term is defined under Rule 144(a)(3) under the Act), whether as beneficial owner or otherwise (except as agent acting as a securities broker on behalf of and for the account of customers in the ordinary course of business in unsolicited broker’s transactions).

(iv)            With respect to those offered Securities sold in reliance on Regulation S, (A) none of the Company, the Guarantor, any of their respective Affiliates or any other person acting on its or their behalf (except no agreement is made with respect to the Initial Purchaser) will engage in any directed selling efforts within the meaning of Regulation S and (B) each of the Company and any of its Affiliates and any other person acting on its or their behalf (except no agreement is made with respect to the Initial Purchaser) will comply with the offering restrictions requirement of Regulation S.

(c)           Qualified Institutional Buyer.  The Initial Purchaser represents and warrants to, and agrees with, the Company and the Guarantor that it is a Qualified Institutional Buyer and an “accredited investor” within the meaning of Rule 501(a) under the Act (an “Accredited Investor”).

(d)           Resale Pursuant to Rule 903 of Regulation S or Rule 144A.  The Initial Purchaser understands that the offered Securities have not been and will not be registered under the Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S under the Act or pursuant to an exemption from the registration requirements of the Act.  The Initial Purchaser represents and agrees, that, except as permitted by Section 6(a) above, it has offered and sold Securities and will offer and sell Securities (i) as part of its distribution at any time and (ii) otherwise until 40 days after the later of the date upon which the offering of the Securities commences and the Closing Date, only in accordance with Rule 903 of Regulation S, Rule 144A under the Act or another applicable exemption from the registration requirements of the Act.  Accordingly, the Initial Purchaser, its affiliates or any persons acting on its behalf has not engaged or will engage in any directed selling efforts with respect to Securities sold hereunder pursuant to Regulation S, and the Initial Purchaser, its affiliates and any person acting on its behalf has complied and will comply with the offering restriction requirements of Regulation S.  The Initial Purchaser agrees that, at or prior to confirmation of a sale of offered Securities pursuant to Regulation S or Rule 144A it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases offered Securities from it or through it during the restricted period a confirmation or notice to substantially the following effect:

“THIS NOTE (OR ITS PREDECESSOR) HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH IN THE NEXT SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER: (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) (A “QIB”), OR (B) IT HAS ACQUIRED THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS NOTE OR ANY BENEFICIAL INTEREST HEREIN EXCEPT (A) TO THE ISSUER, THE COMPANY OR ANY OF ITS SUBSIDIARIES, (B) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QIB PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR 904 OF REGULATION S OF THE SECURITIES ACT, (D) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (E) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY AND THE TRUSTEE) OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH THE APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE OR AN INTEREST HEREIN IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTIONS” AND “UNITED STATES” HAVE THE MEANINGS GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT. THE INDENTURE CONTAINS A PROVISION REQUIRING THE TRUSTEE TO REFUSE TO REGISTER ANY TRANSFER OF THIS NOTE IN VIOLATION OF THE FOREGOING.”

Terms used in the above paragraph have the meanings given to them by Regulation S and Rule 144A.

SECTION 7.        Indemnification.

(a)           Indemnification of Initial Purchaser.  The Company and the Guarantor, jointly and severally, agree to indemnify and hold harmless the Initial Purchaser, its directors, officers and employees, and each person, if any, who controls the Initial Purchaser within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, against any losses, claims, damages or liabilities of any kind to which the Initial Purchaser, director, officer, employee or such controlling person may become subject under the Act, the Exchange Act or other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of the Company (not to be unreasonably withheld, delayed or conditioned), insofar as any such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon:

(i)              any untrue statement or alleged untrue statement of a material fact contained in the Time of Sale Document, any Free Writing Offering Document or the Final Offering Circular, or any amendment or supplement thereto; or

(ii)             the omission or alleged omission to state, in the Time of Sale Document, any Free Writing Offering Document or the Final Offering Circular or any amendment or supplement thereto, a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

and, subject to the provisions hereof, will reimburse, as incurred, the Initial Purchaser, director, officer, employee and each such controlling person for any legal or other expenses incurred by the Initial Purchaser or such controlling person in connection with investigating, defending against or appearing as a third-party witness in connection with any such loss, claim, damage, liability or action in respect thereof; provided, however, the Company and the Guarantor will not be liable in any such case to the extent (but only to the extent) that a court of competent jurisdiction shall have determined by a final, unappealable judgment that such loss, claim, damage or liability resulted solely from any untrue statement or alleged untrue statement or omission or alleged omission made in the Time of Sale Document, any Free Writing Offering Document or the Final Offering Circular or any amendment or supplement thereto in reliance upon and in conformity with written information concerning the Initial Purchaser furnished to the Company by the Initial Purchaser specifically for use therein, it being understood and agreed that the only such information furnished by the Initial Purchaser to the Company consists of the information described in subsection (b) below.  The indemnity agreement set forth in this Section 7 shall be in addition to any liability that the Company and the Guarantor may otherwise have to the indemnified parties.

(b)           Indemnification of Company.  The Initial Purchaser agrees to indemnify and hold harmless each of the Company, the Guarantor and their respective directors, officers and each person, if any, who controls the Company or the Guarantor within the meaning of Section 15 of the Act or Section 20 of the Exchange Act against any losses, claims, damages or liabilities to which the Company or the Guarantor or any such director, officer or controlling person may become subject under the Act, the Exchange Act or otherwise, insofar as a court of competent jurisdiction shall have determined by a final, unappealable judgment that such losses, claims, damages or liabilities (or actions in respect thereof) have resulted solely from (i) any untrue statement or alleged untrue statement of any material fact contained in the Time of Sale Document, any Free Writing Offering Document or the Final Offering Circular or any amendment or supplement thereto or (ii) the omission or the alleged omission to state therein a material fact required to be stated in the Time of Sale Document, any Free Writing Offering Document or the Final Offering Circular or any amendment or supplement thereto or necessary to make the statements therein not misleading, in each case to the extent (but only to the extent) that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information concerning the Initial Purchaser, furnished to the Company or its agents by the Initial Purchaser specifically for use therein; and, subject to the limitation set forth immediately preceding this clause, will reimburse, as incurred, any legal or other expenses incurred by the Company, the Guarantor or any such director, officer or controlling person in connection with any such loss, claim, damage, liability or action in respect thereof.  Each of the Company and the Guarantor hereby acknowledges that the only information that the Initial Purchaser has furnished to the Company or its agents specifically for use in the Preliminary Offering Circular or the Final Offering Circular or any amendment or supplement thereto, are the statements set forth in the third paragraph and the third sentence of the sixth paragraph under the caption “Plan of Distribution” in the Preliminary Offering Circular and the Final Offering Circular. This indemnity agreement will be in addition to any liability that the Initial Purchaser may otherwise have to the indemnified parties.

(c)           Actions against Parties; Notification.  As promptly as reasonably practicable after receipt by an indemnified party under this Section 7 of notice of the commencement of any action for which such indemnified party is entitled to indemnification under this Section 7, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 7, notify the indemnifying party of the commencement thereof in writing; but the omission to so notify the indemnifying party (i) will not relieve such indemnifying party from any liability under paragraph (a) or (b) above unless and only to the extent it is materially prejudiced as a result thereof and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraphs (a) and (b) above.  In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may elect, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, that if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have concluded that a conflict may arise between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be one or more legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, or (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after receipt by the indemnifying party of notice of the institution of such action, then, in each such case, the indemnifying party shall not have the right to direct the defense of such action on behalf of such indemnified party or parties and such indemnified party or parties shall have the right to select separate counsel to defend such action on behalf of such indemnified party or parties at the expense of the indemnifying party.  After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and approval by such indemnified party of counsel appointed to defend such action, the indemnifying party will not be liable to such indemnified party under this Section 7 for any legal or other expenses, other than reasonable costs of investigation, subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the immediately preceding sentence (it being understood, however, that in connection with such action the indemnifying party shall not be liable for the expenses of more than one separate counsel (in addition to local counsel) in any one action or separate but substantially similar actions in the same jurisdiction arising out of the same general allegations or circumstances, designated by the Initial Purchaser in the case of paragraph (a) of this Section 7 or the Company in the case of paragraph (b) of this Section 7, representing the indemnified parties under such paragraph (a) or paragraph (b), as the case may be, who are parties to such action or actions), (ii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party or (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action, in each of which cases the fees and expenses of counsel shall be at the expense of the indemnifying party and shall be paid as they are incurred.  After such notice from the indemnifying party to such indemnified party, the indemnifying party will not be liable for the costs and expenses of any settlement of such action effected by such indemnified party without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld), unless such indemnified party waived in writing its rights under this Section 7, in which case the indemnified party may effect such a settlement without such consent.

(d)           Settlement Without Consent if Failure to Reimburse.  No indemnifying party shall be liable under this Section 7 for any settlement of any claim or action (or threatened claim or action) effected without its written consent, which shall not be unreasonably withheld, but if a claim or action settled with its written consent, or if there be a final judgment for the plaintiff with respect to any such claim or action, each indemnifying party jointly and severally agrees, subject to the exceptions and limitations set forth above, to indemnify and hold harmless each indemnified party from and against any and all losses, claims, damages or liabilities (and legal and other expenses as set forth above) incurred by reason of such settlement or judgment.  No indemnifying party shall, without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld), effect any settlement or compromise of any pending or threatened proceeding in respect of which the indemnified party is or could have been a party, or indemnity could have been sought hereunder by the indemnified party, unless such settlement (A) includes an unconditional written release of the indemnified party, in form and substance satisfactory to the indemnified party, from all liability on claims that are the subject matter of such proceeding and (B) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of the indemnified party.

SECTION 8.         Contribution.  In circumstances in which the indemnity agreement provided for in Section 7 above is unavailable to, or insufficient to hold harmless, an indemnified party in respect of any losses, claims, damages or liabilities (or actions in respect thereof), each indemnifying party, in order to provide for just and equitable contributions, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect (i) the relative benefits received by the indemnifying party or parties, on the one hand, and the indemnified party, on the other, from the Offering or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, not only such relative benefits but also the relative fault of the indemnifying party or parties, on the one hand, and the indemnified party, on the other, in connection with the statements or omissions or alleged statements or omissions that resulted in such losses, claims, damages or liabilities (or actions in respect thereof).  The relative benefits received by the Company and the Guarantor, on the one hand, and the Initial Purchaser, on the other, shall be deemed to be in the same proportion as the total proceeds from the Offering (before deducting expenses) received by the Company bear to the total discounts and commissions received by the Initial Purchaser.  The relative fault of the parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Guarantor, on the one hand, or the Initial Purchaser, on the other, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission or alleged statement or omissions, and any other equitable considerations appropriate in the circumstances.

The Company, the Guarantor and the Initial Purchaser agree that it would not be equitable if the amount of such contribution determined pursuant to the immediately preceding paragraph were determined by pro rata or per capita allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the first sentence of the immediately preceding paragraph.  Notwithstanding any other provision of this Section 8, the Initial Purchaser shall not be obligated to make contributions hereunder that in the aggregate exceed the total discounts, commissions and other compensation received by such Initial Purchaser under this Agreement, less the aggregate amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of the untrue or alleged untrue statements or the omissions or alleged omissions to state a material fact.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  For purposes of the immediately preceding paragraph, each person, if any, who controls the Initial Purchaser within the meaning of Section 15 of the Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Initial Purchaser, and each director of the Company and the Guarantor, each officer of the Company and the Guarantor and each person, if any, who controls either of the Company or the Guarantor within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, shall have the same rights to contribution as the Company and the Guarantor.

SECTION 9.         Representations.  All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company submitted pursuant hereto shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Initial Purchaser or its Affiliates or selling agents, any person controlling any Initial Purchaser, its officers or directors or any person controlling the Company and (ii) delivery of and payment for the Securities.

SECTION 10.       Termination of Agreement.

(a)           Termination; General.  The Initial Purchaser may terminate this Agreement, by notice to the Company, at any time at or prior to Closing (i) if there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the Time of Sale Document and the Final Offering Circular (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement), any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company, whether or not arising in the ordinary course of business, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Initial Purchaser, impracticable or inadvisable to market the Securities or to enforce contracts for the sale of the Securities, or (iii) if trading generally on the New York Stock Exchange or in the NASDAQ System has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the SEC, the Financial Industry Regulatory Authority Inc. or any other governmental authority, or (iv) a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States, or (v) if a banking moratorium has been declared by either Federal or New York authorities.

(b)           Liabilities.  If this Agreement is terminated pursuant to this Section 10, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 1, 7, 8 and 9 shall survive such termination and remain in full force and effect.

SECTION 11.       Tax Disclosure.  Notwithstanding any other provision of this Agreement, from the commencement of discussions with respect to the transactions contemplated hereby, the Company (and each employee, representative or other agent of the Company) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure (as such terms are used in Sections 6011, 6111 and 6112 of the U.S. Code and the Treasury Regulations promulgated thereunder) of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided relating to such tax treatment and tax structure.

SECTION 12.       Notices.  Notices given pursuant to any provision of this Agreement shall be addressed as follows: (i) if to the Company, to: 3333 Michelson Drive, Suite 550, Irvine, California 92612, Attention: Gary Campanaro, with a copy to: Skadden, Arps, Slate, Meagher & Flom, L.L.P., 4 Times Square, New York, NY 10036, Attention: Richard Aftanas, Esq., and (ii) if to the Initial Purchaser, to: Jefferies & Company, Inc., 520 Madison Avenue, New York, NY 10022, with a copy to: Latham & Watkins LLP, 885 Third Avenue, Suite 1000, New York, NY 10022, Attention: Marc Jaffe, Esq., (or in any case to such other address as the person to be notified may have requested in writing).

SECTION 13.       Parties.  This Agreement shall inure to the benefit of and be binding upon the Initial Purchaser, the Company and the Guarantor and their respective successors.  Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Initial Purchaser, the Company and the Guarantor and their respective successors and the controlling persons and officers and directors referred to in Sections 7 and 8 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained.  This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Initial Purchaser, the Company and the Guarantor and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation.  No purchaser of Securities from the Initial Purchaser shall be deemed to be a successor by reason merely of such purchase.

SECTION 14.       GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 15.       TIME.  TIME SHALL BE OF THE ESSENCE OF THIS AGREEMENT.  EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

SECTION 16.       Tombstones.  Notwithstanding any provision of this Agreement, Jefferies is authorized upon consummation of the Transactions contemplated hereby to place the customary “tombstone” advertisement in publications of its choice at Jefferies expense.

SECTION 17.       Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

SECTION 18.       Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

[Signature Page Follows]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Initial Purchaser, the Company and the Guarantor in accordance with its terms.

Very truly yours,

EL POLLO LOCO, INC.

By	/s/ Gary C. Campanaro
Name: Gary C. Campanaro
Title: Chief Financial Officer, Senior Vice President

EPL INTERMEIDATE, INC.

By	/s/ Gary C. Campanaro
Name: Gary C. Campanaro
Title: Chief Financial Officer, Senior Vice President

Accepted and Agreed to:

JEFFERIES & COMPANY, INC.

By:	/s/ Christian Morris
Name: Christian Morris
Title: Managing Director

Confidential – Summary of Final Terms	$132,500,000	May 14, 2009

11 3/4 % Senior Secured Notes due 2012

SCHEDULE I

PRICING SUPPLEMENT

This summary pricing sheet relates only to the securities described below and should only be read together with the Preliminary Offering Circular, subject to completion, dated May 13, 2009, relating to these securities and supersedes the information in the Preliminary Offering Circular to the extent inconsistent with the information in the Preliminary Offering Circular.  This summary pricing sheet is qualified in its entirety by reference to the Preliminary Offering Circular. Capitalized terms not defined herein have the meanings assigned to them in the Preliminary Offering Circular.

Issuer	El Pollo Loco, Inc.

Security Description	11 3/4% Senior Secured Notes due 2012.

Distribution	144A / IAI / Regulation S – with Registration Rights.

Aggregate Principal Amount	$132,500,000.

Gross Proceeds	$129,850,000.

Coupon	11 3/4%.

Maturity Date	December 1, 2012.

Issue Price	98.000%.

Yield to Maturity	12.465%.

Ratings (Moody’s / S&P)	TBD / B.

Interest Payment Dates	June 1 and December 1, commencing December 1, 2009.

Coupon Record Dates	May 15 and November 15.

Original Issue Discount
The notes will be issued with original issue discount (that is, the difference between the principal amount at maturity and the issue price of the notes) for United States federal income tax purposes. Thus, original issue discount will accrue from the issue date and be included as interest income periodically in a holder’s gross income for United States federal income tax purposes in advance of receipt of the cash payments to which the income is attributable.

1 A securities rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating.  The rating is subject to revision or withdrawal at any time by the assigning rating organization.

Confidential – Summary of Final Terms	$132,500,000	May 14, 2009

11 3/4 % Senior Secured Notes due 2012

Call Features	Non-callable for one year and nine months. Callable thereafter at the following prices:

For the period below	Percentage
(i) On or after March 1, 2011	105.875%
(ii) On or after September 1, 2011	102.938%
(iii) On or after March 1, 2012	100.000%

Equity Clawback	35% at 111.750% (before March 1, 2011).

Change of Control Offer	101%.
Asset Sale Offer	100%.

Trade Date	Thursday, May 14, 2009.
Settlement Date	Friday, May 22, 2009 (T+6).

CUSIP Numbers	283831 AG 0	283831 AH 8	U5327R AB 8

Sole Book-Running Manager	Jefferies & Company, Inc.

As of April 1, 2009, after giving effect to the Refinancing Transactions, EPLI's cash and cash equivalents would have been $17.5 million, total EPL debt would have been $238.6 million, total EPLI debt would have been $265.5 million and total capitalization would have been $419.7 million.

Please refer to the “Modifications to ‘Description of the Notes’ in the Preliminary Offering Circular” on the following page for additional terms.

Modifications to “Description of the Notes” in the Preliminary Offering Circular
Incurrence of Indebtedness and Issuance of Preferred Stock (Pages 51–53)
“…The first paragraph of this covenant will not prohibit the incurrence of any of the following (collectively, “Permitted Debt”):
(1) the incurrence by the Company and any Guarantor of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $12.5~~25.0~~ million;…”

Definition of “Priority Lien Cap” (Page 81)
“ “Priority Lien Cap” means, as of any date, the principal amount outstanding under the Credit Agreement and/or the Indebtedness outstanding under any other Credit Facility, in an aggregate principal amount not to exceed $12.5~~25.0~~ million, less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of its Restricted Subsidiaries since the date of the indenture to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.” For purposes of this definition, all letters of credit will be valued at the face amount thereof, whether or not drawn.”

THE NOTES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY OTHER STATE SECURITIES LAWS.  UNLESS THEY ARE REGISTERED, THE NOTES MAY BE OFFERED ONLY IN TRANSACTIONS EXEMPT FROM OR NOT SUBJECT TO REGISTRATION UNDER THE SECURITIES ACT, OR ANY OTHER STATE SECURITIES LAWS.  ACCORDINGLY, THE NOTES HAVE BEEN OFFERED ONLY TO QUALIFIED INSTITUTIONAL BUYERS AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT, TO NON-U.S. PERSONS OUTSIDE THE UNITED STATES UNDER REGULATION S OF THE SECURITIES ACT OR TO INSTITUTIONAL “ACCREDITED INVESTORS” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3), OR (7) OF THE SECURITIES ACT WHO HAVE DELIVERED A LETTER IN THE FORM ATTACHED AS ANNEX A TO THE PRELIMINARY OFFERING CIRCULAR.

TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT ANY DISCUSSION OF FEDERAL TAX MATTERS SET FORTH IN THIS SUMMARY WAS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN AND WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY YOU, OR ANY NOTE HOLDER, FOR THE PURPOSE OF AVOIDING TAX-RELATED PENALTIES UNDER FEDERAL TAX LAW.  YOU, OR ANY NOTE HOLDER, SHOULD SEEK ADVICE BASED ON YOUR, OR THE HOLDER'S, PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

A copy of the offering circular relating to this offering may also be obtained by contacting Jefferies & Company, Inc. at 888-708-5831.

FREE WRITING OFFERING DOCUMENTS

SCHEDULE II(a)

1.	None.

SCHEDULE II(b)

1.	Electronic roadshow, dated May 13, 2009.

EXHIBIT A

EL POLLO LOCO, INC.

CHIEF FINANCIAL OFFICER’S CERTIFICATE

May 14, 2009

I, Gary Campanaro, do hereby certify that I am the Chief Financial Officer of El Pollo Loco, Inc. (the “Company”) and, in my capacity as such, and based upon an examination of the financial records and schedules of the Company’s financial statements undertaken by myself or members of my staff who are responsible for the Company’s financial and accounting matters, do hereby certify that:

1.
I am providing this certificate in connection with the offering by the Company of Senior Secured Notes due 2012 (the “Securities”) pursuant to a purchase agreement, dated May 14, 2009, by and among the Company, EPL Intermediate, Inc. and Jefferies & Company, Inc.

2.	No financial statements of the Company or EPL Intermediate, Inc. for any period subsequent to April 1, 2009 are available.

3.
At this time, I am not aware of any current or pending item or event that could be expected to have a material impact on the Company's financial results for the period from April 2 through May 14, 2009.

IN WITNESS WHEREOF, the undersigned has executed and delivered this chief financial officer’s certificate on behalf of the Company as of May 14, 2009.

By
Name: Gary Campanaro
Title: Chief Financial Officer